Exhibit 8.1

LIST OF SUBSIDIARIES

The following list sets forth the subsidiaries of Baiya International Group Inc. as of December 31, 2025:

Company	State of Incorporation
BIYA PTE.LTD.	Singapore
HK Baiya International Group Limited	Hong Kong
Baiya (Chengdu) Enterprise Management Consulting Co., Ltd.	China
Chuzhou Baiwo Technology Co., Ltd	China
Baiya International Group Inc.	United State of America
BIYA Universal Media Inc.	United State of America
Ruifeng International Group Limited	British Virgin Islands
Juxing Investment Group (Hong Kong) Limited	Hong Kong
Shenzhen Pengze Future Technology Co., Ltd	China
Shenzhen Gongwuyuan Network Technology Co., Ltd (“GWY”) (1)	China
Dongguan Gongwuyuan Business Service Co., Ltd (1)	China
Jiangxi Huizhong Human Resources Co., Ltd	China
Jiangxi Gongwuyuan Talent Service Co., Ltd(2)	China
Dongguan Jida Supply Chain Co., Ltd.(2)	China
Shenzhen Aliyuncang Logistics Warehousing Co., Ltd. (2)	China
Dongguan Chenwang Supply Chain Co., Ltd.(2)	China
Dongguan Fusheng Supply Chain Co., Ltd. (2)	China
Jiangxi Gongwuyuan Supply Chain Management Co., Ltd.(2)	China
Dongguan Zhenggongfu Human Resources Co., Ltd. (2)	China
Zhongshan Jushangyue Freight Forwarding Service Co., Ltd. (2)	China
Hunan Gongwuyuan Youchuang Human Resources Service Co., Ltd.(2)	China
Jiujiang Gongwuyuan Yifang Human Resources Service Co., Ltd.(2)	China
Guangdong Mili Consulting Service Co., Ltd. (2)	China
Nanchang Gongwuyuan Business Service Co., Ltd.(2)	China
Dongguan Gongwuyuan Yifang Talent Service Co., Ltd.(2)	China
Ji’an Gongwuyuan Human Resources Co., Ltd.(2)	China
Guangdong Mili Consulting Service Co., Ltd. (2)	China

(1)	Controlled through a series of contractual arrangements with Shenzhen Pengze Future Technology Co., Ltd

(2)	Subsidiary of GWY